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Rider attached to and forming a part of Policy issued by MONY Life Insurance Company of America

The effective date of this Rider is the Date of Issue of the Policy as shown on Policy Page 1. If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.
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                       ENHANCED MATURITY EXTENSION RIDER

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The Benefit

What is the Benefit of this Rider?

Subject to the provisions and limitations of this Rider, you may extend coverage beyond the original Maturity Date of the Policy until the date death proceeds become payable.

When can I elect the extension?

Your written request must be received by us at our Administrative Office at least 30 days but no more than 90 days before the original Maturity Date.

If I extend the Maturity Date, what will the Death Benefit be on and after the original Maturity Date?

The death benefit upon death on and after the original Maturity Date will be equal to the Death Benefit as determined under the Policy (see Death Proceeds - Death Benefit options section 7) using 101% as the applicable percentage of Fund Value.

Will monthly deductions continue to be made under the Policy after the original Maturity Date?

No. After the original Maturity Date, monthly deductions will no longer be deducted from the Policy's Fund Value and, additional premiums will no longer be accepted.

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Rider Cost

What is the cost of this rider, and where is it deducted?

The monthly cost of this rider is deducted from the Fund Value on each Monthly Anniversary Day prior to the Maturity Date. The monthly rates for this Rider are shown in Section 2 or in a supplement to this rider.

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Rider Termination

When will this Rider end?

This rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows the date we receive written request to end it;
(b)  the date the Policy goes out of force; or
(c)  the date death proceeds become payable.

What does it mean when this Rider ends?

On or after its end, this Rider will have no force:

Attached on its Date of Issue.

/s/ DAVID S. WALDMAN

DAVID S. WALDMAN, Secretary